As filed with the Securities and Exchange Commission on February 13, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LEOPARD CAPITAL INC.
(Exact name of registrant as specified in its charter)

Leopard Capital Inc.
2002 Stock Incentive Plan
(Full title of the plan)

Nevada, USA	98-0348086
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1574 Gulf Road  #1505, Point Roberts, WA  98281
(Address of principal executive offices)  (Zip Code)

(604) 879-9001
(Registrant's telephone number)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.01 par value	200,000	$2.10	$420,000	$53.21

(1) Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended.  The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the common shares of Leopard Capital Inc., as reported on the Over the Counter Bulletin Board on February 6, 2004.

(2) Consists of shares reserved for issuance pursuant to the consulting agreement as described herein granted under the Leopard Capital Inc. 2002 Stock Incentive Plan.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate of 200,000 shares of our common stock, $.001 par value, which will be issued as set forth herein to the following named persons who are "Selling Shareholders":

Name Company	Number of Shares	Services to be Provided to the Company

Terry G. Cook (1)	200,000	Services. The Company shall retain the Consultant for corporate consulting purposes in the area of marketing, a field in which the Consultant has extensive post-graduate training and over 25 years of business experience. This consulting service may include services in the specific areas of:

1.  Market Development.  The Consultant may advise and assist in developing and implementing market development strategy specifically for the technology infrastructure market. As part of this service the Consultant may initiate and develop programs to develop strategic alliances with North American companies, in order to accelerate the Company's market penetration in its core markets, and to enter new market segments as a result of complementary strategic partnerships.

2.  Pricing Strategy.  The Consultant may advise and assist in developing and implementing well-defined corporate pricing strategies aimed at ensuring that adequate profit margins are consistently achieved, and ensuring proper management of risk relating to forward pricing commitments on large infrastructure contracts. In addition services may be provided in developing "tie-in" pricing structures that promote widespread adoption of the Company's technology, due in part due to pricing incentives on related product lines.

3.  Product Development.  The Consultant may advise in the area of long-range product development to ensure the Company maintains or enhances it's competitive position. As part of this service the Consultant may advise the Company on developing trends and innovations in the infrastructure technology field in North American markets and advise on the feasibility of adapting successful North American product/market strategies to the Company's China market.

(1) On behalf of Hudson Capital Corporation

On February 9, 2004, we entered into a consulting agreement for services as summarized above with Hudson Capital Corporation.  We have been advised by the consultant that the consultant may sell all or a portion of the shares of common stock owned by them from time to time through securities brokers/dealers at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

The shares of common stock offered hereby will be sold from time to time by the individuals listed under the selling shareholders section of this document.  The selling shareholders acquired the shares pursuant to compensatory benefit plans for consulting services that the selling shareholders will provide to us.  The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions.  We will not receive proceeds from the sale of any of the shares registered here. Pursuant to the consulting agreements, we are paying for the expenses incurred in registering the shares.  The shares are "restricted securities" under the Securities Act and the regulations promulgated thereunder before their sale under this registration statement.  The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholder to the public without restriction.  To our knowledge, no selling shareholder has any arrangement with any brokerage firm for the sale of the shares.  Each selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act and the regulations promulgated thereunder.  Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

This reoffer prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

WE HEREBY UNDERTAKE TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO 1574 GULF ROAD #1505, POINT ROBERTS, WA, 98281 (604) 879-9001.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on February 28, 2003.

(b) The Registrant's Quarterly Reports on Form 10-QSB filed, on April 30, 2003, July 25, 2003 and November 7, 2003.

(c) The Registrant's Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 16, 2003, October 29, 2003, November 21, 2003, December 10, 2003, December 22, 2003, December 31, 2003 and February 6, 2004.

(d) The Registrant's Schedule 14F-1 and 14F-1/A filed with the Securities and Exchange Commission on January 23, 2004 and February 4, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Securities and Exchange Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.   Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

We are authorized to issue 200,000,000 shares of Common Stock, $0.001 par value. Our stock is currently traded on the OTCBB, under the symbol LPDC.  The presently outstanding shares of common stock are fully paid and nonassessable.  As of December 31, 2003, approximately 728,475 shares of our common stock not including those shares being registered in this statement.  Each holder of the common stock is entitled to one vote for each share of stock standing in its name.  Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium.  The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend.  The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.  Except as may otherwise be provided by the Board of Directors, no holder of any shares of our common stock shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of our common stock or any other class of shares hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.  Our registrar and transfer agent is Madison Stock Transfer, Inc.  Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require us to purchase his shares Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to a company's certificate of incorporation.  There are no shares of preferred stock authorized.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The Shares will be issued for advisory and consulting services to be rendered. These issuances will be made in reliance on the exemption from the registration requirements of the Securities Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

Exhibit Number	Description of Exhibits

4.1	Consulting Agreement with Hudson Capital Corporation.

5.1	Opinion of counsel as to the validity of the shares being registered.

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of McLean Majdanski, Chartered Accountants

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 9th day of February 2004.

LEOPARD CAPITAL INC.

By: /s/ Terry G. Cook
Terry G. Cook, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Terry G. Cook
President, Chief Executive Officer, Chief Financial Officer and Director
February 9, 2004

/s/ Cam Dalgliesh
Secretary and Director
February 9, 2004